UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2012

PRIVATEBANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	001-34066	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
120 S. LaSalle Chicago, Illinois		60603 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (312) 564-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective December 31, 2012, the Compensation Committee (“Committee”) of the Board of Directors of PrivateBancorp, Inc. (the “Company”) approved grants of restricted stock or restricted stock units to three executive officers as part of their 2012 performance-based incentive compensation.  The Committee approved a grant of 32,637 TARP-compliant restricted stock units to Larry Richman (Chief Executive Officer),  and 10,704 and 9,464 TARP-compliant restricted shares to Kevin Killips (Chief Financial Officer) and Bruce Lubin (President, Illinois Commercial Banking), respectively. The Committee will determine the amount, if any, of additional incentive awards to these executives as part of its performance review process in early 2013.

Compensation awards relating to 2012 performance for the three executives are subject to certain restrictions under the Capital Purchase Program of the Federal Troubled Asset Relief Program (“TARP”) notwithstanding the Company’s exit from TARP in October 2012.

The awards will vest two-thirds on March 1, 2015 and one-third on March 1, 2016 subject to the continued employment of the executives.  After vesting, the shares underlying Mr. Richman’s RSUs are distributable to him by reference to the earlier of the termination of his employment with the Company for any reason or the date limitations on tax deductibility of executive compensation expense under Section 162(m) of the Internal Revenue Code no longer apply to him.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2012	PRIVATEBANCORP, INC.
By: /s/ Kevin Killips
Kevin M. Killips
Chief Financial Officer